                         (LOGO OF C-TEC APPEARS HERE)

       105 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08545 . (609) 734-3700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 3, 1995

  The Annual Meeting of Shareholders of C-TEC Corporation (the "Company") will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, on Wednesday, May 3, 1995 at 11:00 A.M., local time. The meeting will be held for the following purposes:

    1. To elect four (4) Directors to Class II to serve for a term of three
  (3) years.

    2. To ratify the selection of Coopers & Lybrand as independent auditors for the fiscal year ending December 31, 1995.

    3. To amend the Articles of Incorporation of the Company to increase the authorized Common Stock and Class B Common Stock and to authorize a new class of Preferred Stock.

    4. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record at the close of business on March 15, 1995 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

  In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

                                              (ART)
                                              Raymond B. Ostroski, Executive
                                               Vice President, General Counsel
                                               and Corporate Secretary

Dated: March  , 1995

                               C-TEC CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is being mailed to shareholders on or about April 5, 1995 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 3, 1995 at 11:00 A.M., local time, at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, and at any adjournment or postponement thereof. All shares represented by valid proxies received in time for the Meeting, and not revoked, will be voted. Unless the shareholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders in favor of Proposals 1, 2 and 3. As to any other business which may properly come before the Meeting and be submitted to a vote of shareholders, proxies will be voted in the best judgment of the designated proxy holders. The form of proxy enclosed is for use by a shareholder if the shareholder is unable to attend or does not desire to vote in person. Any shareholder giving a proxy has the right to revoke it at any time before the proxy is exercised, by executing another proxy and delivering it to the Secretary of the Company or by voting in person at the Meeting.

  The close of business on March 15, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. On March 15, 1995,
there were outstanding     shares of Common Stock and     shares of Class B
Common Stock of the Company. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for the meeting. Shareholders will be entitled to one vote per share for Common Stock and fifteen votes per share for Class B Common Stock on all matters to be submitted at the Meeting and are entitled to cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder's total vote (the number of shares held multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of Common Stock and holders of Class B Common Stock will vote as separate classes with respect to Proposal 3 to amend the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation"). If a shareholder is a participant in the C-TEC Corporation Common-Wealth Builder Plan, the proxy card will indicate the number of shares held beneficially by the participant in the plan and the proxy card will serve as a voting instruction for the trustee of the plan.

  In accordance with Pennsylvania law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Directors will be elected by a plurality of the votes cast. Abstentions and broker non-votes are not treated as votes cast, and this are not the equivalent of votes against. With respect to ratification of the independent auditors, ratification will require the affirmative vote of a majority of the votes cast by the holders of Common Stock and Class B Stock voting together as a single class. Abstentions and broker non-votes, because they are not treated as votes cast, are not the equivalent of votes against ratification. With respect to approval of the amendment to the Articles of Incorporation of the Company, abstentions and broker non-votes, because they are not treated as votes cast, are not the equivalent of votes against with respect to the required affirmative vote of a majority of the votes cast by holders of Common Stock and Class B Stock, voting together as a single class. However, with respect to the required affirmative vote of a majority of the votes entitled to be cast by all the holders of the Common Stock voting as a single class, and a majority of the votes entitled to be cast by all the holders of the Class B Stock voting as a single class, abstentions and broker non-votes are considered in determining the number of votes required to pass the Company's proposal to amend the Articles of Incorporation, because as noted above an affirmative vote of a majority of all outstanding shares entitled to vote is required for each class for passage of this proposal. Thus, abstentions and broker non-votes will have the same legal effect as votes against the proposal with respect to the class votes. With respect to the proposal to amend the Company's Articles of Incorporation, the Company believes that brokers who have received no voting instructions from their customers will not have discretion to vote on such proposal. Abstentions from the proposals to approve the ratification of the selection of auditors or from the proposal to amend the Articles of Incorporation are treated as votes against the particular proposal. Broker non-votes on the Proposals are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes and is currently comprised of 11 members. One class is elected each year for a three-year term. Class II Directors whose term will expire at the Meeting include the following nominees, all of whom are presently Directors of the Company: Thomas
C. Stortz, Robert E. Julian, Frank M. Henry and Eugene Roth. These four (4) nominees, if elected at the 1995 Annual Meeting, will serve for a term of three
(3) years expiring at the Annual Meeting of Shareholders to be held in 1998.

  It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the Meeting, the persons named on the enclosed Proxy reserve the right to substitute another of their choice as nominee in his place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

  The Board of Directors recommends that the shareholders vote FOR the election of four Directors to Class II for a term of three years.

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

  The Company is asking the shareholders to ratify the selection of Coopers & Lybrand as the Company's independent auditors for the year ending December 31, 1995.

  If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the shareholders ratification of the selection of the independent auditors, the Board of Directors reserves the right to select other independent auditors at its discretion.

  Representatives of Coopers & Lybrand are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Coopers & Lybrand to serve as the Company's independent auditors for the year ending December 31, 1995.

                                   PROPOSAL 3

                     AMENDMENT TO ARTICLES OF INCORPORATION

  The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval of an amendment (the "Stock Amendment") to the Articles of Incorporation of the Company to provide therein for (1) an increase in the authorized number of shares of Common Stock, par value $1.00 per share (the "Common Stock"), from 35,000,000 to 85,000,000, (2) an increase in the authorized number of shares of Class B Common Stock, par value $1.00 per share (the "Class B Stock"), from 8,753,203 to 15,000,000 and (3) a new class of 25,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"). The text of the Stock Amendment is attached hereto as Annex A and is incorporated herein by reference.

  As of March 15, 1995, there were [    ] shares of Common Stock and [     ]
shares of Class B Stock outstanding. In addition 8,748,561 shares of Common Stock were reserved for issuance upon possible conversion of the outstanding shares of Class B Stock, 1,350,000 shares of Common Stock were reserved for issuance in connection with stock options granted under the Company's 1994 Stock Option Plan, and 1,457,142 shares of Common Stock were reserved for issuance upon the exchange of exchangeable preferred stock of C-TEC Cable Systems, Inc., a subsidiary of the Company. The Company has no authorized or outstanding preferred stock.

  The Board of Directors believes the authorization of the increase in the number of shares of Common Stock and Class B Stock and the creation of the Preferred Stock is in the best interests of the Company and its shareholders and believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, dividends payable in stock of the Company, acquisitions of other companies or properties and implementation of employee benefit plans. The Company is in the process of negotiating and consummating certain acquisitions. In connection with such acquisitions, the Company or its subsidiaries as part of the purchase price to be paid by it in such acquisitions may issue securities which are convertible or exchangeable into other securities of the Company. The exact number of Company securities issuable in such acquisitions is presently undeterminable, because, among other things, such transactions have not been finalized, and because the number of shares issuable in such transactions may be subject to adjustment. Unless otherwise required by applicable law, further authorization from the Company's shareholders will not be solicited prior to the issuance of such securities. The voting and equity ownership rights of the Company's shareholders may be diluted by such issuances.

  Another possible transaction in which additional shares of Common Stock and Class B Stock might be issued is a reorganization transaction involving RCN Holdings, Inc. ("Holdings"), a wholly owned subsidiary of RCN Corporation ("RCN"). RCN purchased the shares of Holdings in October, 1993 as part of an acquisition by RCN of a controlling interest in the Company. RCN owns, directly or indirectly, 8,226,262 shares of Common Stock and 5,094,223 shares of Class B Stock representing, respectively, 43.5% of the outstanding Common Stock and 59.6% of the outstanding Class B Stock. The majority of RCN's interest in the Company is owned through Holdings which is the record owner of 128,198 shares of Common Stock and 3,582,406 shares of Class B Stock (collectively, the "Subsidiary Shares"). Holdings owns no assets other than the Subsidiary Shares.

  The Company and RCN have had preliminary discussions regarding a possible reorganization in which RCN would transfer to the Company 100% of the capital stock of Holdings in exchange for newly issued shares of Common Stock and Class B Stock equal, respectively, to the number of shares of Common Stock and Class B Stock comprising the Subsidiary Shares. Holdings would become a wholly owned subsidiary of the Company, and the shares of Common Stock and Class B Stock owned by Holdings would be treated as treasury shares that would not be entitled to voting, dividend or liquidation privileges so long as they were so held. Such a reorganization would not result in any increase in RCN's beneficial ownership or voting power in the Company. The purpose behind such a reorganization would be to allow RCN to hold all of its interest in the Company directly rather than through the Subsidiary Shares of Holdings.

  The Company does not have any plans, agreements or commitments to RCN regarding such a reorganization. It is therefore not possible to predict whether a reorganization transaction will take place or to describe the timing or terms on which such a reorganization might be effected. If a reorganization were to be consummated, however, the Company anticipates that it would receive adequate consideration to effect the reorganization and that RCN or one of its affiliates would indemnify the Company against any liabilities of Holdings and from any expenses and other liabilities resulting from the reorganization.

  Prior to any steps being taken to effect any reorganization, the Company's Board of Directors would establish a special committee composed of independent directors to review the transaction. The special committee's approval of the terms and conditions of a reorganization would be required before the transaction would be undertaken. Except as required by law or by the applicable rules of the National Association of Securities Dealers, Inc. (the "NASD"), no further shareholder approval would be required for such a reorganization.

  The additional shares of Common Stock and Class B Stock, and the newly created Preferred Stock, that would be available for issuance if the proposed amendment is approved could be issued for any proper corporate purpose by the Board of Directors at any time without further shareholder approval, subject to applicable law and to the rules of the NASD that apply to the Company as a result of the quotation of the Common Stock and Class B Stock on The NASDAQ Stock Markets' National Market so long as the Common Stock and Class B Stock is so quoted. Stockholders will not have preemptive rights to subscribe for shares of Common Stock, Class B Stock or Preferred Stock unless the Company grants such rights at the time of issue. The Company currently has no plans or proposals to issue any of the additional shares of Common Stock or Class B Stock or any of the shares of Preferred Stock other than the matters described above.

  The Preferred Stock being authorized as part of the Stock Amendment is stock for which the designations, voting rights, preferences, limitations and special rights, if any, and other terms (collectively, the "Rights and Preferences") will be determined from time to time in the future by the Board of Directors of the Company. If the proposal is approved by the shareholders, the Board of Directors of the Company would have the authority to create and authorize issuance of up to 25,000,000 shares of Preferred Stock in one or more classes or series with such Rights and Preferences as may be determined in the Board's sole discretion to be in the best interests of the Company and its shareholders, with no further authorization by holders of Common Stock or Class B Stock.

  It is not possible to state the actual effect of the Preferred Stock on the rights of holders of Common Stock and Class B Stock until the Board of Directors determines the Rights and Preferences of one or more series of the Preferred Stock. However, such effects could include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that one or more classes or series of Preferred Stock were given voting rights; (iii) dilution of the equity interest of the Common Stock and Class B Stock; and (iv) restrictions upon distributions of assets to the holders of Common Stock or Class B Stock upon liquidation or dissolution until the satisfaction of any liquidation preference of one or more classes or series of the Preferred Stock.

  The Board of Directors is required to make any determination to issue shares of Common Stock, Class B Stock or Preferred Stock based on its judgment as to the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock, Class B Stock or Preferred Stock (within the limits imposed by applicable laws and the rules of the NASD as described above) that could, depending on the circumstances and, in the case of the Preferred Stock, the Rights and Preferences of the relevant class or series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interest of the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company.

Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a class or series of Preferred Stock to vote either separately as a class or with the holders of the Common Stock and/or Class B Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the Preferred Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of Common Stock, Class B Stock or Preferred Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the Company. Any such issuance could also have the effect of diluting the earnings per share, book value per share and/or voting power of the Common Stock and Class B Stock.

  Under Pennsylvania law, shareholders are not entitled to dissenters' rights of appraisal with respect to the proposed amendment to the Articles of Incorporation of the Company to increase the authorized Common Stock and Class B Stock and to authorize the new class of Preferred Stock.

  The approval of the amendment to the Articles of Incorporation of the Company to increase the authorized Common Stock and Class B Stock and to authorize a new class of Preferred Stock requires the approval of (a) a majority of the votes entitled to be cast by all of the holders of the Common Stock voting separately as a class and (b) a majority of the votes entitled to be cast by all of the holders of the Class B Stock voting separately as a class.

  The Board of Directors Recommends a vote FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common and Class B Stock and to create a new class of Preferred Stock.

                              DIRECTOR INFORMATION

  Information as of February 1, 1995 concerning the principal occupation and beneficial ownership of Common Stock and Class B Common Stock of the Company for the nominees for election as Class II Directors and for the other current directors is set forth below.

                                                                    DIRECTOR
      NAME OF DIRECTOR      AGE                                      SINCE
      ----------------      ---                                     --------
 James Q. Crowe............  45 Chairman of the Board, Chief Ex-
                                 ecutive Officer and Director,
                                 MFS Communications Company, Inc.
                                 ("MFSCC"); and Director, Peter
                                 Kiewit Sons', Inc. ("PKS") and
                                 California Energy Company, Inc.
                                 ("CECI"). Mr. Crowe does not own
                                 any Company securities..........     1993
 Stuart E. Graham..........  49 Chairman, President and Chief Ex-
                                 ecutive Officer, Skanska Engi-
                                 neering and Construction, Inc.
                                 Mr. Graham owns 3,200 shares of
                                 Class B Stock of the Company....     1990
 Frank M. Henry............  61 President, Frank Martz Coach Com-
                                 pany; President, Gold Line,
                                 Inc.; Director, First Fidelity
                                 Bancorporation and First Fidel-
                                 ity Bank, N.A. Mr. Henry owns
                                 41,040 shares of Common Stock
                                 and 23,097 shares of Class B
                                 Stock of the Company............     1980

                                                                    DIRECTOR
      NAME OF DIRECTOR      AGE                                      SINCE
      ----------------      ---                                     --------
 Richard R. Jaros..........  43 Executive Vice President and Di-
                                 rector, PKS; Director, MFSCC and
                                 CECI. Mr. Jaros does not own any
                                 Company securities..............     1993
 Robert E. Julian..........  55 Executive Vice President, Chief
                                 Financial Officer and Director,
                                 PKS; and Director, MFSCC. Mr.
                                 Julian does not own any Company
                                 securities......................     1993
 Daniel E. Knowles(1)......  65 Personnel Consultant; retired
                                 Vice President of Personnel and
                                 Administration, Grumman Corpora-
                                 tion. Mr. Knowles owns 500
                                 shares of Common Stock of the
                                 Company.........................     1995
 David C. McCourt..........  38 Chairman, Chief Executive Officer
                                 and Director of the Company
                                 since October, 1993; President,
                                 Chief Executive Officer and Di-
                                 rector, RCN; Chairman and Chief
                                 Executive Officer, Mercom Inc.;
                                 President and Director, Metro-
                                 politan Fiber Systems/McCourt,
                                 Inc.; and Director, MFSCC and
                                 MFS Telecom, Inc. Mr. McCourt
                                 owns 1,759 shares of Common
                                 Stock of the Company and dis-
                                 claims beneficial ownership of
                                 ten (10) shares of Common Stock
                                 owned by his children for which
                                 his spouse is custodian.........     1993
 David C. Mitchell.........  53 Retired Corporate Executive Vice
                                 President, President of the Tel-
                                 ephone Group and Director, Roch-
                                 ester Telephone Corporation; Re-
                                 gional Director, Marine Midland
                                 Bank. Mr. Mitchell owns 570
                                 shares of Common Stock of the
                                 Company.........................     1993
 Eugene Roth...............  59 Partner, Rosenn, Jenkins and
                                 Greenwald (Attorneys); and Di-
                                 rector, Pennsylvania Regional
                                 Board of First Fidelity Bank,
                                 N.A. Mr. Roth has sole voting
                                 and investment power with re-
                                 spect to 357 shares of Common
                                 Stock and 396 shares of Class B
                                 Common stock and shares voting
                                 and investment power with re-
                                 spect to 3,600 shares of Class B
                                 Stock...........................     1989
 Walter Scott, Jr..........  63 Chairman, President and Director,
                                 PKS; and Director, MFSCC, CECI,
                                 Berkshire Hathaway Inc., Bur-
                                 lington Resources, Inc.,
                                 ConAgra, Inc., FirsTier Finan-
                                 cial, Inc., and Valmont Indus-
                                 tries, Inc. Mr. Scott does not
                                 own any Company securities......     1993
 Thomas C. Stortz..........  43 Vice President and General Coun-
                                 sel, Kiewit Construction Group,
                                 Inc.; Mr. Stortz does not own
                                 any Company securities..........     1993

--------
(1) Mr. Knowles was appointed by the Board of Directors to replace Donald Reinhard who resigned on December 31, 1994.

  David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr. are members of Class I with terms expiring in 1997. James Q. Crowe, Stuart E. Graham and Richard R. Jaros are members of Class III with terms expiring in 1996.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  No named executive officer (as such term is defined herein), nominee or Director beneficially owned, as of February 1, 1995, more than one percent (1%) of either the outstanding Common Stock or Class B Stock of the Company. The named executive officers who beneficially owned securities of the Company as of such date are David C. McCourt (1,759 Shares of Common Stock of which he shares voting and investment power with his spouse, and 10 Shares of Common Stock for which his spouse is custodian for his minor children), Michael J. Mahoney (5,000 Shares of Common Stock), Raymond B. Ostroski (1,000 Shares of Class B Stock and 390 Shares of Common Stock), Paul W. Mazza (20,000 Shares of Common Stock) and Bruce C. Godfrey (1,820 Shares of Common Stock). Nominees, Directors and executive officers as a group (the "Group") beneficially owned 66,946 shares of Common Stock and 31,293 shares of Class B Stock, representing less than one percent (1%) of each class of stock. The Group, after giving effect to the conversion of Class B Stock into Common Stock, owned 98,239 shares of Common Stock representing less than one percent of such class. The information set forth above and in "Director Information" does not give effect to the ownership of Company securities by RCN Corporation. Certain executive officers and directors of the Company are directly or indirectly affiliated with RCN Corporation. For information with respect to the beneficial ownership of securities by RCN Corporation, see "Security Ownership of Certain Beneficial Owners."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock and Class B Stock of the Company by any person or group known to the Company to be a beneficial owner of more than five percent of either class of shares. The "Total" columns are unlikely to represent the sum of the related columns because most forms of ownership require that the same shares be disclosed in two of the columns.

  Because the shares of Class B Stock are convertible at the option of the holder into shares of Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the Common Stock table reflect the total shares of Common Stock which would be beneficially owned upon conversion by each group, as well as the related percentage beneficially owned by such group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of Common Stock have one vote per share and shares of Class B Stock have 15 votes per share. In addition, shares of both classes can be voted cumulatively with respect to the election of directors.

COMMON STOCK:

                                            WITHOUT CONVERSION                     ASSUMING CONVERSION
                         --------------------------------------------------------- -------------------
                           SOLE       SOLE    SHARED   SHARED             PERCENT             PERCENT
                          VOTING   INVESTMENT VOTING INVESTMENT           OF CLASS            OF CLASS
                           POWER     POWER    POWER    POWER      TOTAL   APPROX.    TOTAL    APPROX.
                         --------- ---------- ------ ---------- --------- -------- ---------- --------
RCN Corporation(1)...... 8,226,260 8,226,260     0          0   8,226,260   43.5%  13,320,483  55.52%
Mario J. Gabelli
 Group(2)............... 3,527,501 3,828,281     0          0   3,828,281   20.3%   5,040,352  25.06%
Ruane, Cunniff & Co,
 Inc.(3)................   971,100   578,535     0    696,900   1,275,435   6.75%   1,275,435   6.75%

CLASS B STOCK:

RCN Corporation(1)...... 5,094,223 5,094,223     0          0   5,094,223  59.60%
Mario J. Gabelli
 Group(2)............... 1,212,071 1,212,071     0          0   1,212,071  14.20%

--------
(1) PKS is the sole stockholder of KDG, which holds 90% of the stock of RCN. David C. McCourt owns the remaining 10% of the stock of RCN. The address for RCN, KDG and PKS is 1000 Kiewit Plaza, Omaha, Nebraska 68131.

(2) Based on information obtained from Schedule 13Ds and amendments thereto for the Common Stock and the Class B Stock filed through February 28, 1995 with the Securities and Exchange Commission (the "SEC") by Mario J. Gabelli, together with GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Performance Partnership, Gabelli International Limited, Gabelli International II Limited and Gabelli & Co., all of whose address is One Corporate Center, Rye, New York 10580-1434.

(3) Based on information obtained from Schedule 13G for the Common Stock filed through December 31, 1994 with the SEC by Ruane, Cunniff & Co., Inc. whose address is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.

                         COMPENSATION COMMITTEE REPORT

  The compensation programs for the Company's executive officers are administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee makes recommendations with respect to executive compensation matters, which are submitted to the Board of Directors for approval. The Committee is comprised entirely of non-management directors. No member of the Committee is a former or current officer or employee of the Company. One member of the Committee is a consultant to the Company and another member's law firm performs services from time-to-time for the Company. The Committee has access to an independent compensation consultant.

  The Committee submits the following report on compensation for the Company's executive officers for 1994.

COMPENSATION PHILOSOPHY

  In 1994, the Committee completed a review of the Company's compensation strategies, policies and practices. The fundamental philosophy of the Company's compensation program is to offer performance-based compensation to its executives, while rewarding those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value. The following objectives for the company's executive compensation plan were established:

    1. Establish and implement the concept of Total Direct Compensation ("TDC") with a base salary slightly below that of our peer group, a short term bonus equivalent to that of our peer group, and provide a long term bonus above that of our peer group.

    2. Establish levels or bands which are market based for the executive group and develop a TDC for each band. Position placement in the bands will be based on level of responsibility, scope and impact on decision making.

    3. The design of the plan will convey a philosophy of executive officer ownership through stock options. This will align executive performance to shareholder rewards.

  Base salary structure guidelines were approved by the Board of Directors and became effective February 1, 1994. The 1994 Executive short-term incentive plan was approved by the Board of Directors in April 1994. The plan established specific objectives and component weightings for each executive level band. On April 21, 1994 the shareholders of C-TEC approved the Company's 1994 Stock Option Plan which provides for the long term incentive component of the TDC.

  These actions completed the implementation of the executive compensation objectives enumerated above. As a result of these actions, as an executive's level of responsibility increases, a greater portion of their potential total compensation opportunity is based on performance incentives and less on base salary and benefits.

EXECUTIVE OFFICER COMPENSATION

  In conjunction with the establishment of market based executive level position bands referred to above, the Board of Directors, acting on the recommendations of the Committee, increased executive salaries effective February 1, 1994. These increases were based upon the consideration of comparable employment data, an assessment of the Company's and the officers performance during the prior year, adjustments to reflect relocation cost of living considerations, elimination of annual automobile allowances, and in two cases, promotional increases.

  In February 1995 executive short-term incentive plan performance results for 1994 were compared to the established short-term incentive plan objectives. The Committee awarded each executive officer short-term cash bonuses based on the weighted results of corporate and business unit financial performance, individual objectives and a discretionary component.

  At February 14, 1995, 860,000 stock options are held by eight executive officers, including Mr. McCourt and an additional 165,500 stock options were held by nineteen (19) mid-level management employees of the Company. All grants are governed by the terms and conditions of the 1994 Stock Option Plan. The number of stock options granted to each executive officer and/or mid level management employee was based on the individual's salary band and scope of responsibility.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. McCourt's annual base salary of $375,000 in 1994 was at the same rate as his compensation in 1993.

  Mr. McCourt participates in the executive short-term incentive plan and was awarded a cash bonus of $500,000 by action of the Board of Directors on February 14, 1995 for performance results for the period of October 1993 through December 1994. Mr. McCourt's short-term incentive award reflects the major accomplishments achieved during his first fourteen (14) months as Chief Executive Officer. These accomplishments include strengthening of the balance sheet (debt restructuring and Rights Offering), the divestiture of the Company's cellular division, the purchase of Twin County Cable and the attainment of corporate financial goals.

  During 1994, the Committee awarded Mr. McCourt stock options in accordance with the Company's 1994 Stock Option Plan. Mr. McCourt was granted 500,000 options; 250,000 options were granted as of August 19, 1994 at an exercise price equal to the closing price of the common stock on August 19, 1994 ($22.50); 250,000 options were granted on January 20, 1995 with an exercise price equal to the closing price of the common stock on January 20, 1995 ($21.125). The number of shares granted reflects the Committee's assessment of competitive compensation practices and Mr. McCourt's contribution toward the achievement of C-TEC's strategic objectives. Mr. McCourt's grant is governed by the terms and conditions of the 1994 Stock Option Plan which was approved by the shareholders on April 21, 1994.

                                          COMPENSATION COMMITTEE

                                          David C. Mitchell, Chairman
                                          Robert E. Julian
                                          Stuart E. Graham
                                          Eugene Roth

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation, as well as certain other compensation, paid or accrued to the named executive officers.

SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION            LONG TERM COMPENSATION
                          ------------------------------ ---------------------------------
                                                                AWARDS           PAYOUTS
                                                         --------------------- -----------
                                                  (1)               SECURITIES
                                                 OTHER   RESTRICTED UNDERLYING                 (1) (2)
        NAME AND               SALARY   BONUS   ANNUAL     STOCK     OPTIONS       LTP        ALL OTHER
        POSITION          YEAR   ($)     ($)   COMP. ($)   AWARDS      (#)     PAYOUTS ($) COMPENSATION ($)
        --------          ---- ------- ------- --------- ---------- ---------- ----------- ----------------
David C. McCourt........  1994 375,000 500,000     --        --      250,000          --          387
 Chairman of the          1993  64,904     N/A    N/A       N/A          N/A         N/A           28
 Board and C.E.O.         1992     N/A     N/A    N/A       N/A          N/A         N/A          N/A
Michael J. Mahoney......  1994 190,719 125,000     --        --      100,000          --        5,585
 President and Chief      1993 141,231  83,504     --        --           --     293,902        5,135
 Operating Officer        1992 136,846  50,000     --        --           --     149,919        2,782
Bruce C. Godfrey........  1994 128,154  53,500     --        --       70,000          --          165
 E.V.P. and               1993     N/A     N/A    N/A       N/A          N/A         N/A          N/A
 Chief Financial Officer  1992     N/A     N/A    N/A       N/A          N/A         N/A          N/A
Raymond B. Ostroski.....  1994 122,335  43,750     --        --       35,000          --        4,427
 E.V.P., General Counsel  1993  91,615  53,503     --        --           --     137,296        3,199
 and Corporate Secretary  1992  88,961  23,000     --        --           --     128,772        2,633
Paul W. Mazza...........  1994 162,443  54,000     --        --       25,000          --        5,615
 E.V.P.--Telephone Group  1993 146,462  70,560     --        --           --     248,214        5,678
                          1992 144,231  40,000     --        --           --     299,427        5,555

--------
(1) The only type other Annual Compensation for each of the named executive officers was in the form of perquisites and was less than the level required for reporting.

(2) Includes the following amounts for the last fiscal year: (i) David McCourt:
    $367--Company paid life insurance; (ii) Bruce Godfrey: $165--Company paid life insurance; (iii) Michael J. Mahoney; $503--Company paid life insurance; $5,082--401(k) Company match; (iv) Raymond Ostroski; $390-- Company paid life insurance; $4,037--401(k) Company match; (v) Paul Mazza; $1,433--Company paid life insurance; $5,082--401(k) Company match. Does not include $686,685 paid to certain senior officers listed for relocation expenses incurred in moving said senior officers and their families to the Company's new executive offices in Princeton, New Jersey.

AGGREGATE OPTION GRANTS IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following tables show information with respect to the executive officers identified below concerning the grants of options under the Company's 1994 Stock Option Plan.

                    C-TEC OPTION GRANTS IN FISCAL YEAR 1994

                                                                                     POTENTIAL REALIZED
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                               % OF TOTAL                                STOCK PRICE
                           # OF SECURITIES   OPTIONS GRANTED                            APPRECIATION
                             UNDERLYING        TO EMP. IN    EXERCISE OR EXPIRATION ---------------------
  NAME                   OPTIONS GRANTED (1) FISCAL YR. 1994 BASE PRICE     DATE      5% ($)    10% ($)
  ----                   ------------------- --------------- ----------- ---------- ---------- ----------
David C. McCourt........       250,000            29.92%       $22.50     08/19/04  $3,537,532 $8,964,801
Michael J. Mahoney......       100,000            11.97%        25.50     04/21/04   1,603,681  4,064,043
Bruce C. Godfrey........        70,000             8.38%        25.50     04/21/04   1,122,577  2,844,830
Raymond B. Ostroski.....        35,000             4.19%        25.50     04/21/04     561,288  1,422,415
Paul W. Mazza...........        25,000             2.99%        25.50     04/21/04     400,920  1,016,011

--------
(1) Said options become exercisable (subject to acceleration upon a change in control) in cumulative annual increments of 20% from the original date of grant.

     C-TEC OPTION EXERCISES IN FISCAL YEAR 1994 AND 12/31/94 OPTION VALUES

                                                   # OF SECURITIES        VALUE OF UNEXERCISED
                           SHARES              UNDERLYING UNEXERCISED         IN-THE-MONEY
                          ACQUIRED    VALUE    OPTIONS AS OF 12/31/94    OPTIONS AS OF 12/31/94
  NAME                   ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                   ----------- -------- ------------------------- -------------------------
David C. McCourt........      $0        $0            0/250,000                     $0
Michael J. Mahoney......       0         0            0/100,000                      0
Bruce C. Godfrey........       0         0            0/70,000                       0
Raymond B. Ostroski.....       0         0            0/35,000                       0
Paul W. Mazza...........       0         0            0/25,000                       0

PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock and Class B Stock to the NASDAQ market index and to a peer group index (composed of Associated Communications, Lincoln Telecommunications, Inc., and TCA Cable Television, Inc.) for the Company's last five fiscal years. The non-Company related indices were supplied by Star. The graph assumes that the value of the investment in the Company's Common Stock, Class B Stock and each index was $100 at December 31, 1989 and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG C-TEC CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                    AND THE C-TEC CORPORATION CLASS B INDEX

                                  (MAC GRAPH)

  Associated Communications, one of the companies included in the Company's peer group effected a plan of merger and reorganization on December 16, 1994. The 1994 period end stock price utilized for Associated Communications in determining peer group performance was the closing price on December 15, 1994, the last day on which Associated Communications' stock traded prior to the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Eugene Roth served on the Company's Compensation Committee in 1994. He is a partner in Rosenn, Jenkins and Greenwald, which serves as counsel to the Company from time to time.

  David C. Mitchell, Chairman of the Compensation Committee, serves as a consultant. In 1994, the Company paid Mr. Mitchell $104,750 in fees for consulting services rendered to the Company.

  In 1994, the Company paid $304,401 to Frank M. Henry Associates pursuant to a lease for office space in the Martz Tower, 46 Public Square, Wilkes-Barre, Pa. The total paid by the Company was for rent, utilities, parking and maintenance services for the period January 1, 1994 through December 31, 1994. See "Transactions with Management and Certain Concerns."

  PKS and/or its affiliates have a substantial stock ownership in MFSCC, CECI, RCN and the Company. Many of the companies share mutual director representation on their respective boards. Although members of the current Compensation Committee do not serve on any Kiewit-related compensation committees, Robert E. Julian is a Director at PKS and MFSCC. James Q. Crowe, a member of the Company's Executive Committee and Chairman of the Board of MFSCC, is on the Compensation Committee of CECI. Richard R. Jaros, also a member of the Company's Executive Committee, is Chairman of the Board of CECI and serves on the Compensation Committee of MFSCC.

PENSION BENEFITS

  The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the compensation and years of service classifications indicated under the Company's pension plan.

                                          YEARS OF SERVICE
         AVERAGE         ------------------------------------------------------------------
       COMPENSATION        15            20            25            30            35
       ------------      -------       -------       -------       -------       -------
         $125,000        $23,040       $30,720       $38,400       $46,080       $53,760
          150,000         28,103        37,470        46,838        56,225        65,573
          175,000         28,103        37,470        46,838        56,225        65,573
          200,000         28,103        37,470        46,838        56,225        65,573
          225,000         28,103        37,470        46,838        56,225        65,573
          250,000         28,103        37,470        46,838        56,225        65,573

  Pensions are computed on a straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employees highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the "Summary Compensation Table."

TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS

  Frank M. Henry, a Director of the Company, is a principal in Martz Travel and Frank Martz Coach Company which perform certain travel and related services for the Company. In 1994, the Company paid $196,339 to Martz Travel and Frank Martz Coach Company for such services.

  Frank M. Henry, together with his spouse, owns a 50% partnership interest in Frank M. Henry Associates, which leases office space to the Company under an amended lease which expires May 31, 1996. A total of $304,401 was paid by the Company to Frank M. Henry Associates for rent, utility, parking and maintenance services for the year ending December 31, 1994.

  Eugene Roth, a Director of the Company, is a partner in Rosenn, Jenkins and Greenwald which serves as counsel for the Company from time to time.

  David C. Mitchell, a director of the Company, serves as a consultant to the Company and was paid $104,750 by the Company in 1994.

  During fiscal 1994, the Company made payments in the aggregate amount of $332,103 to PKS and its affiliates (including but not limited to MFSCC) for engineering, financial and other related support services.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held eight (8) meetings in 1994. The Board of Directors has standing Executive, Audit, Compensation and Pension Committees.

  The Executive Committee of the Company held two (2) meetings in 1994. The Committee reviewed and recommended investments and acquisitions and presented names of prospective candidates to serve on the Board of Directors. The current Executive Committee consists of David C. McCourt, Chairman, James Q. Crowe, Richard R. Jaros and Walter Scott, Jr.

  The Audit Committee of the Company held three (3) meetings in 1994. The Committee (i) discussed matters concerning the audit of the annual financial statements, (ii) considered the Company's internal audit program, (iii) recommended the selection of the independent auditors to audit the accounts of the Company, and (vi) discussed other matters of concern to the Audit Committee, the auditors or management. The current Audit Committee consists of Robert E. Julian, Chairman, David C. Mitchell and Frank M. Henry.

  The Compensation Committee of the Company held four (4) meetings in 1994. The Committee made recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and established compensation policy. The Compensation Committee also administered the Company's, Short-Term Incentive Plan and the 1994 Stock Option Plan. The current Compensation Committee consists of David C. Mitchell, Chairman, Robert E. Julian, Stuart E. Graham and Eugene Roth.

  The Pension Committee of the Company held four (4) meetings in 1994. The Committee reviewed and evaluated the investment performance of the various pension investment funds and monitored the performance of the administrators, investment managers and trustees of such funds, as well as reviewed the actuarial assumptions used in setting the Company's funding policies for such funds. The current Pension Committee consists of Richard R. Jaros, Chairman, David C. McCourt, Thomas C. Stortz and Michael J. Mahoney.

  Non-employee Directors of the Company receive a retainer of $900 per month and are paid $1,000 for each board meeting attended. The Committee Chairman and other committee members are paid $500 and $300, respectively, for each committee meeting attended. In fiscal 1994, Stuart E. Graham, Frank M. Henry, David C. Mitchell, Donald G. Reinhard (resigned December 31, 1994) and Eugene Roth were paid $20,300, $21,500, $22,150, $18,800 and $21,300 respectively, for the foregoing services. Compensation for director services rendered by Directors not employed as executive officers of the Company but employed as executive officers at PKS and MFSCC totaled $88,100(/1/) and $17,200(/2/), respectively in 1994.
--------
(1) Messrs. Jaros, Julian, Scott, and Stortz.

(2) Mr. Crowe.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

  A copy of the Company's 1994 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March , 1995 of Coopers & Lybrand, independent accountants, accompanies this Proxy Statement.

  UPON THE WRITTEN REQUEST OF ANY PERSON WHO ON MARCH 15, 1995 WAS A RECORD OWNER OF THE COMPANY'S COMMON OR CLASS B STOCK, OR WHO REPRESENTS IN GOOD FAITH THAT HE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND EXHIBITS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO:

                             INVESTOR RELATIONS DEPARTMENT
                             C-TEC CORPORATION
                             105 CARNEGIE CENTER
                             PRINCETON, NEW JERSEY 08540
                             ATTN: VALERIE HAERTEL
                                   DIRECTOR, INVESTOR RELATIONS

SOLICITATION OF PROXIES

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

  It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDERS' PROPOSALS

  Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1996 Annual Meeting of Shareholders must submit such proposal in writing to the Company by December 15, 1995. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.

                                          By order of the Board of Directors.

                                          Raymond B. Ostroski
                                           Executive Vice President,
                                           General Counsel and
                                           Corporate Secretary

Dated: March  , 1995

                                                                         ANNEX A

                                   AMENDMENT

  If approved, Sections 9. A. and 9. B. (1) of the Amended and Restated Articles of Incorporation of the Company will be substituted with the following new Sections 9. A. and 9. B (1):

    9. A. Class and Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 125,000,000, consisting of 85,000,000 shares of Common Stock, par value $1.00, per share ("Common Stock"), 15,000,000 shares of Class B Common Stock, par value $1.00 per share ("Class B Stock") and 25,000,000 shares of Preferred Stock, without par value ("Preferred Stock").

    The Board of Directors is hereby empowered to the extent permitted by the Business Corporation Law of the Commonwealth of Pennsylvania, as amended from time to time, to amend these Amended and Restated Articles of Incorporation by resolution or resolutions from time to time to divide the Preferred Stock into one or more classes or series, to determine the designation and the number of shares of any class or series of Preferred Stock, to determine the voting rights, preferences, limitations and special rights, if any, and other terms of the shares of any class or series of Preferred Stock and to increase or decrease the number of shares of any such class or series.

    9. B. Powers and Rights of the Common Stock and the Class B Stock. The designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions in respect of the shares of the Common Stock and the Class B Stock are as follows:

      (1) Voting Rights and Powers. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, except as provided herein, the holders of the outstanding shares of the Common Stock and the holders of any outstanding shares of the Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of any outstanding shares of the Class B Stock shall be entitled to cast thereon fifteen (15) votes in person or by proxy for each share of the Class B Stock standing in his name. With respect to any proposed amendment, other than an amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 9. A. hereof, which would (i) increase or decrease the par value of any class, (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class so as to affect the holders of such class adversely, (iii) increase the authorized number of shares of any class, authorize a new class of shares (iv) senior or superior in any respect to the shares of any class, or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of any class then authorized, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Stock voting together without regard to class as herein before provided. Except as required by law, no shareholder approval of any amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 9. A. hereof shall be required.